Exhibit 99.1

NEWS RELEASE for May 2, 2005

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Michael Mason (Investors)	Robert S. Tocci, CFO & EVP
	michaelm@allencaron.com	btocci@wfscorp.com
	(212) 691-8087	(305) 428-8000
or
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES CORPORATION REPORTS FIRST QUARTER RESULTS

MIAMI (May 2, 2005) … World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and financing of aviation and marine fuel products and related services, today reported that net income for the first quarter ended March 31, 2005 was $7.4 million, or $0.31 per diluted share, compared to $5.5 million, or $0.24 per diluted share, for the same quarter in the prior year.

Due to the recent change in our accounting for derivatives, these results include $1.3 million in unrealized losses (after tax) on the hedging of fuel inventories and open purchase commitments. These unrealized losses will be off-set with the profit on product sales in future periods.

“We are pleased with these results which reflect the company’s strong momentum coming off 2004”, said Paul Stebbins, Chairman and Chief Executive Officer. “Our business is strong and there are many opportunities which represent good prospects for the balance of 2005.”

FIRST QUARTER FINANCIAL HIGHLIGHTS

	Quarter Ended
	($ in thousands, except per share data)
	3/31/05	3/31/04
Revenue	$1,774,586	$914,596
Income From Operations	$8,403	$7,117
Net Income	$7,382	$5,520
Diluted earnings per share	$0.31	$0.24

MORE-MORE-MORE

WORLD FUEL SERVICES CORPORATION REPORTS FIRST QUARTER RESULTS

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About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 2,500 airports and seaports worldwide. With 42 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The Company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The Company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.wfscorp.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

TABLES FOLLOW

WORLD FUEL SERVICES CORPORATION REPORTS FIRST QUARTER RESULTS

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED-IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of
	March 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$54,359	$64,178
Accounts and notes receivable, net	541,178	490,780
Inventories	41,209	40,901
Prepaid expenses and other current assets	79,563	52,209

Total current assets	716,309	648,068

PROPERTY AND EQUIPMENT, NET	6,902	7,092

OTHER ASSETS	59,014	57,011

	$782,225	$712,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$475	$1,100
Accounts payable	398,591	385,243
Customer deposits	28,364	36,476
Accrued expenses and other current liabilities	61,581	44,166

Total current liabilities	489,011	466,985

LONG-TERM LIABILITIES	97,651	56,683

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY	195,563	188,503

	$782,225	$712,171

MORE – MORE – MORE

WORLD FUEL SERVICES CORPORATION REPORTS FIRST QUARTER RESULTS

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE DATA)

	For The Three Months Ended March 31,
	2005	2004
Revenue	$1,774,586	$914,596
Cost of sales	(1,739,075)	(888,318)

Gross profit	35,511	26,278

Operating expenses:
Salaries and wages	(14,266)	(10,188)
Provision for bad debts	(2,491)	(885)
Other	(10,351)	(8,088)

	(27,108)	(19,161)

Income from operations	8,403	7,117
Other (expense) income, net	(77)	66

Income before income taxes	8,326	7,183
Provision for income taxes	(944)	(1,663)

Net income	$7,382	$5,520

Basic earnings per share	$0.33	$0.26

Weighted average shares - basic	22,410	21,610

Diluted earnings per share	$0.31	$0.24

Weighted average shares - diluted	23,941	22,970

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